Exhibit 99.1

GLOBAL PARTNERS LP

Contacts:

Thomas A. McManmon Jr.	Edward J. Faneuil
Executive Vice President and	Executive Vice President,
Chief Financial Officer	General Counsel and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners LP Reports Financial

Results for Third Quarter 2005

Higher Margins Drive 54 Percent Improvement in Combined Gross Profit

                Waltham, Mass., November 14, 2005 - Global Partners LP (NYSE: GLP), one of New England’s largest wholesale distributors of distillates, gasoline, and residual oil and bunker fuel to wholesalers, retailers and commercial customers, today announced its financial results for the third-quarter ended September 30, 2005. On October 4, 2005, Global Partners closed its initial public offering. The financial statements and financial information presented below reflect the operations of Global Companies LLC and its three affiliates, Global Montello Group LLC, Chelsea Sandwich LLC and Glen Hes Corp. (the “affiliates,” and together with Global Companies LLC, the “Companies”), the predecessor of Global Partners LP.

Financial Results for the Three Months Ended September 30, 2005 and 2004

For the three months ended September 30, 2005, Global Partners reported combined gross profit of $19.0 million, a 54 percent increase from $12.3 million in the comparable period of 2004. Sales for the third quarter of 2005 increased approximately 28 percent to $854.9 million from $670.3 million in the comparable period of 2004. Global Partners has two operating segments — Wholesale and Commercial. Sales in the Wholesale segment grew 26 percent to $775.0 million from $614.7 million in the third quarter of 2004. Sales in the Commercial segment rose by 44 percent to $79.8 million from $55.6 million in the third quarter of 2004.

Global Partners recorded a net loss for the third quarter of 2005 of $2.0 million, versus a net loss of $2.2 million for the third quarter of 2004. The third quarters of 2005 and 2004 are not directly comparable due to certain special charges incurred prior to the completion of Global Partners’ recent initial public offering that resulted in $4.2 million of expenses in the third quarter of 2005, including:

•                  a $3.1 million charge related to management bonuses for services rendered in connection with the organization of Global Partners LP; and

•                  a $1.1 million charge for the termination of an insurance policy

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2005 was $2.1 million, compared with $0.5 million for the third quarter of 2004.  Please refer to Table 1, included in this news release, for a reconciliation of net loss, as reported, to EBITDA.

“Higher margins across our business drove a strong operating performance in the third quarter,” said Eric S. Slifka, Global Partners’ president and chief executive officer. “In what is typically a seasonally weak period for the industry, our third-quarter performance reflects the benefits of a diverse product mix, margin enhancements and favorable pricing for refined petroleum products. In October, we completed our initial public offering, generating more than $100 million in net offering proceeds.”

Financial Results for the Nine Months Ended September 30, 2005 and 2004

Through the first nine months of 2005, Global Partners reported combined gross profit of $61.8 million, an increase of 21 percent from $51.3 million for the same period in 2004.  Sales for the first nine month of 2005 increased to $2.8 billion compared with $2.2 billion for the same period in  2004.  Sales in the Wholesale segment grew 32 percent to $2.5 billion in the first nine months of 2005 from $1.9 billion in the same period of 2004.  Sales in the Commercial segment rose by 21 percent in the first nine month of 2005 to $284 million from $235 million in the same period of 2004.

Net income for the nine months ended September 30, 2005 was $8.3 million, versus $10.6 million through the first nine months of 2004. With respect to net income, the nine-month periods of 2005 and 2004 are not directly comparable due to certain special charges incurred prior to the completion Global Partners’ recent initial public offering that resulted in $4.2 million of expenses in the 2005 period, including:

•                  a $3.1 million charge related to management bonuses for services rendered in connection with the organization of Global Partners LP; and

•                  a $1.1 million charge for the termination of an insurance policy

For the nine months ended September 30, 2005, Global Partners’ EBITDA was $18.4 million, compared with $15.6 million for the first nine months of 2004.  Please refer to Table 1, included in this news release, for a reconciliation of net income, as reported, to EBITDA.

Distributions of Available Cash

Within 45 days of each quarter, beginning with the quarter ending December 31, 2005, Global Partners will distribute all available cash to unitholders of record on the applicable record date.  Global Partners intends to pay a minimum quarterly distribution of $0.4125 per unit, or $1.65 per year, on all common units and subordinated units, to the extent Global Partners has sufficient cash from operations after establishment of cash reserves and payment of fees and expenses.  The minimum quarterly distribution for the period ending December 31, 2005 will be adjusted to reflect the length of time from the closing of the Global Partners initial public offering on October 4, 2005.

Conference Call Information

Global Partners will conduct a conference call today at 10:00 a.m. ET to review its third-quarter 2005 financial results.  To participate in the call, dial (888) 349-5690 (passcode: 1878228), approximately 10 minutes prior to the start time or access the call live via the “Investors” section of the Global Partners website, www.globalp.com

For those unable to listen to the live call, a replay will be available from 11:00 a.m. ET today through midnight ET Monday, November 21 by dialing (800) 642-1687 or (706) 645-9291.  The call also will be archived on the Global Partners website.

Use of Non-GAAP Financial Measure

The following table presents a financial measure, EBITDA, which means earnings before interest, taxes, depreciation and amortization.  Global Partners uses EBITDA as a supplemental financial measure to assess: its compliance with certain financial covenants included in its debt agreements; financial performance without regard to financing methods, capital structure, income taxes or historical cost basis; ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners; its operating performance and return on invested capital as compared to those of other companies in the wholesale marketing and distribution of refined petroleum products business, without regard to financing methods and capital structure; and the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.  EBITDA is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)

TABLE 1: RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss)	$(2,047,870)	$(2,200,888)	$8,349,217	$10,551,256
Add:
Depreciation and amortization	967,039	1,072,240	2,895,950	2,202,363
Interest expense	3,190,951	1,645,786	7,168,642	2,808,634
Income tax expense	—	—	—	—
EBITDA	$2,110,120	$517,138	$18,413,809	$15,562,253

About Global Partners LP

Global Partners is a Delaware limited partnership formed by affiliates of the Slifka family. Global Partners owns, controls or has access to one of the largest terminal networks of refined petroleum products in New England. Global Partners is one of the largest wholesale distributors of distillates (such as home heating oil, diesel and kerosene), gasoline, and residual oil and bunker fuel to wholesalers, retailers and commercial customers in New England.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss future expectations for or contain projections of results of operations, financial condition or our ability to make distributions to unit holders or state other “forward-looking” information. Forward-looking statements are not guarantees of performance. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond our control, which may cause future results to be materially different from the results stated or implied in this document. Additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements is contained under the caption “Risk Factors” in our prospectus dated September 28, 2005 as filed with the Securities and Exchange Commission on September 29, 2005 pursuant to Rule 424(b) of the Securities Act of 1933. We refer you to that filing for that additional information regarding our risks and uncertainties. All forward- looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial statements follow:

The financial statements and financial information presented below reflect the operations of Global Companies LLC and its three affiliates, Global Montello Group LLC, Chelsea Sandwich LLC and Glen Hes Corp. (the “Affiliates,” and together with Global Companies LLC, the “Companies”), the predecessor of Global Partners LP.

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)
COMBINED BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,735,963	$3,305,873
Accounts receivable, less allowance of $2,004,000 as of September 30, 2005 and $1,862,000 as of December 31, 2004	165,014,095	162,433,931
Accounts receivable — affiliates	2,435,974	2,081,057
Inventories	299,913,902	165,585,877
Brokerage margin deposits	16,365,000	8,537,748
Prepaid expenses and other current assets	12,863,743	3,580,587
Total current assets	$505,328,677	$345,525,073
Property and equipment, net	21,810,692	22,630,437
Intangibles assets, net	11,008,304	12,225,407
Accounts receivable — affiliates	4,062,867	4,096,505
Notes and advances receivable	—	5,881,958
Other assets	4,719,696	2,602,138
Total assets	$546,930,236	$392,961,518
Liabilities and members’ equity
Current liabilities:
Revolving line of credit	$—	$139,900,000
Accounts payable	189,016,004	140,484,950
Notes payable, other — current portion	51,277,449	5,277,449
Accrued expenses and other current liabilities	19,391,226	25,154,404
Obligations on forward fixed price contracts	100,953,759	6,488,363
Total current liabilities	$360,638,438	$317,305,166
Revolving line of credit	160,700,000	—
Notes payable, other — less current portion	1,649,619	47,855,879
Other long-term liabilities	4,325,101	4,638,064
Commitments and contingencies	—	—
Members’ equity	19,617,078	23,162,409
Total liabilities and members’ equity	$546,930,236	$392,961,518

The financial statements and financial information presented below reflect the operations of Global Companies LLC and its three affiliates, Global Montello Group LLC, Chelsea Sandwich LLC and Glen Hes Corp. (the “Affiliates,” and together with Global Companies LLC, the “Companies”), the predecessor of Global Partners LP.

GLOBAL COMPANIES LLC AND AFFILIATES (PREDECESSOR)

COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Sales	$854,852,741	$670,268,348	$2,770,129,135	$2,181,504,654
Cost of sales	835,902,593	657,925,559	2,708,299,663	2,130,194,553
Gross profit	18,950,148	12,342,789	61,829,472	51,310,101
Selling, general and administrative expenses	11,644,035	7,667,308	29,426,773	23,260,333
Operating expenses	4,707,362	4,824,882	14,617,768	14,270,845
Amortization expenses	405,701	405,701	1,217,103	419,033
Operating income (loss)	2,193,050	(555,102)	16,567,828	13,359,890
Interest expense	3,190,951	1,645,786	7,168,642	2,808,634
Other expense	1,049,969	—	1,049,969	—
Net income (loss)	$(2,047,870)	$(2,200,888)	$8,349,217	$10,551,256

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